Chanticleer Holdings Receives NASDAQ Letter of Reprimand; Will Resume Trading on NASDAQ

CHARLOTTE, N.C., January 16, 2013 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today it has received a Letter of Reprimand from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) based on its non-compliance with Listing Rules 5250(b)(1), 5250(c)(1), and 5605(c)(2). These rules require the prompt disclosure to the public of material information, the timely filing of periodic reports with the Securities and Exchange Commission and NASDAQ, and an Audit Committee comprised of three independent directors, respectively. The Company’s securities will resume trading on January 16, 2013.

On September 10, 2012, the Company filed a Current Report on Form 8-K disclosing that the Company’s financial statements for the fiscal year ended December 31, 2011 and the quarters ended March 31, 2012 and June 30, 2012 could no longer be relied upon due to the actions of the Company’s former South African subsidiaries’ (“Hooters South Africa”) CFO, Mark Hezlett. Mark Hezlett’s resignation was effective September 7, 2012, after which, the Company began a detailed review of the actions of Mr. Hezlett and the accounting for its Hooters South Africa operations. Based on these developments, on September 11, 2012, Staff halted trading in the Company’s securities, citing a request for additional information. On October 9, 2012, the Company’s Audit Committee initiated an independent investigation of Hooters South Africa. As a result of the investigation, it was determined that Mr. Hezlett’s actions included the fabricating of financial statements, forging audit reports, and that he caused the Company to fail to pay South African value added taxes and payroll taxes, and misappropriated Company funds. Mr. Hezlett has entered an acknowledgment of debt for the total amount of misappropriated funds. This independent investigation also found that no other individuals associated with the Company were identified as participating in the misconduct involving the Company.

During the time the Company’s securities were halted, the Company communicated requested information to the Staff, filed its form 10-K/A for the period ended December 31, 2011, Form 10-Q/A for the period ended March 31, 2012, Form 10-Q/A for the period ended June 30, 2012, and Form 10-Q for the period ended September 30, 2012. The Company also hired a replacement CFO for Hooters South Africa. The investigation by the Company’s Audit Committee resulted in number of recommendations designed to enhance the Company’s internal controls over financial reporting that are now in the process of being implemented.

Following communications by the Company with Staff, on January 15, 2013, the Company received a Letter of Reprimand from the Staff pursuant to Listing Rule 5810(c)(4), based on its non-compliance with the above-referenced Listing Rules. The Staff considered a number of factors in determining to issue the Letter of Reprimand, including: (i) the non-compliance does not appear to have been the result of a deliberate intent to avoid compliance; (ii) the independent investigation into Hooters South Africa undertaken by the Company’s Audit Committee; (iii) the filing of amended and restated financial statements for the periods affected; (iv) the remedial actions the Company proposed to implement in order to improve its internal controls; (v) the Company’s commitment, at Staff’s request, to obtain independent third party verification that these remedial actions have been implemented and are effective; and (vi) the formation of a Disclosure Committee by the Company, at Staff’s request. It should also be noted that the Company has now regained compliance with the Audit Committee composition requirement by appointing Paul Moskowitz to serve on the Audit Committee on January 11, 2013. Finally, the Company has committed to provide NASDAQ with quarterly reviews on the implementation of the new internal controls over financial reporting.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com